Exhibit 99.1
Contact:	David Hoffman, 406-431-6783
PPL Montana

PPL Montana Agreement to Sell Hydroelectric Facilities to NorthWestern Energy
Wins Final Montana Public Service Commission Approval

ALLENTOWN, Pa. (Sept. 30, 2014) -- PPL Montana’s agreement to sell its hydroelectric facilities to NorthWestern Energy has received final approval from the Montana Public Service Commission.
The commission issued a final order Friday (9/26) approving the transaction, which includes PPL Montana’s 11 hydroelectric power plants and Hebgen Lake reservoir. The generating facilities have a combined capacity of more than 630 megawatts.
The PSC action follows prior approvals from the Federal Energy Regulatory Commission, as well as the necessary clearance from the antitrust enforcement agencies. In its actions, FERC approved the transfer of PPL Montana’s hydroelectric generating stations and its hydroelectric operating licenses to NorthWestern upon close of the transaction.
Before the transaction can close, NorthWestern must file with FERC and obtain approval of certain financing transactions. FERC review of that filing is expected to take 30-60 days.
The purchase price for the hydroelectric generating facilities is $900 million in cash, subject to certain adjustments. PPL Corporation estimates its total net cash proceeds of the sale will be approximately $880 million.
The agreement does not include PPL Montana’s interest in the Colstrip coal-fired facility or its J.E. Corette coal-fired facility located near Billings. PPL Montana has announced that it intends to mothball the 153-megawatt Corette plant in April 2015. It also does not include the Butte-based marketing and trading operations of PPL Montana’s affiliate, PPL EnergyPlus, LLC.
PPL Montana’s hydroelectric facilities include its Thompson Falls Dam on the Clark Fork River; Kerr Dam on the Flathead River; Madison Dam on the Madison River; Mystic Lake Dam on West Rosebud Creek; and Hauser, Holter, Black Eagle, Rainbow, Cochrane, Ryan and Morony dams along the Missouri River.
PPL Corporation, with 2013 revenues of $12 billion, is one of the largest companies in the U.S. utility sector. The PPL family of companies delivers electricity and natural gas to about 10 million customers in the United States and the United Kingdom. PPL recently announced an agreement to combine its competitive generation business with the competitive generation business of Riverstone Holdings LLC to form Talen Energy Corporation, a highly competitive independent power producer.  More information is available at www.pplweb.com.

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